Exhibit 99.1

Dimension Therapeutics Announces Expansion of Internal Research and Process Development Capabilities

CAMBRIDGE, MASS, November 3, 2015– Dimension Therapeutics, Inc. (NASDAQ:DMTX), a leading gene therapy company advancing novel, liver-directed treatments for diverse rare diseases, today announced its plans to expand the company’s internal research and process development capabilities. Dimension has signed a lease agreement with Alexandria Real Estate Equities, Inc. (NYSE:ARE) for 17,475 square feet of state-of-the-art laboratory and office space at 19 Presidential Way in Woburn, Massachusetts with occupancy expected in April 2016. The expansion builds upon Dimension’s existing mammalian cell platform in Cambridge, and will support continued innovation in vector optimization and development of manufacturing processes required for IND-enabling studies and the reliable production of high quality AAV vectors at commercial scale.

“Dimension’s current pipeline has grown substantially over the past 12 months, and the new facility will allow us to meet our needs, as well as accommodate additional, anticipated growth in the portfolio. This includes our entry into clinical testing with our lead candidate, DTX101 for hemophilia B, by the end of this year and further advancement of our therapeutic pipeline in hemophilia A and other rare, monogenic diseases associated with the liver,” said Annalisa Jenkins, MBBS, MRCP, Chief Executive Officer of Dimension. “Since its founding, Dimension has made the Greater Boston and Cambridge area its home. We consider ourselves fortunate to be in one of the world’s leading centers for the life sciences, attracting top-tier talent with close proximity to leading researchers, academic institutions, medical facilities, and a vibrant business community.”

Dimension’s expansion to 19 Presidential Way, which is owned and operated by Alexandria Real Estate Equities, Inc., provides many advantages, including Class A shared laboratory systems and high-end shared conference facilities. Dimension will continue to work with its existing contract manufacturing partners (or “CMOs”) to augment its manufacturing process development capabilities. The facility will also ensure high quality technology transfer and scale-up capabilities with Dimension’s CMOs, enhance flexibility, provide redundancy, and increase capacity in a cost effective manner.

Colliers International represented Dimension in its real estate search and lease negotiation.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ:DMTX) is a leading gene therapy company focused on discovering and developing new therapeutic products for people living with devastating rare diseases associated with the liver and based on the most advanced adeno-associated virus (AAV) delivery technology. The company is advancing multiple programs toward clinical development, including: programs addressing unmet needs for patients suffering from OTC deficiency and GSDIa, a collaboration with Bayer HealthCare in hemophilia A, and a wholly owned program in hemophilia B. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

For more information, please visit www.dimensiontx.com.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE:ARE) is the largest and leading urban office REIT uniquely focused on collaborative science and technology campuses in AAA innovation cluster locations with a total market capitalization of $10.8 billion as of September 30, 2015, and an asset base of 31.5 million square feet, including 19.9 million RSF of operating properties and development and redevelopment projects under construction, as well as an additional 11.6 million square feet of near-term and future ground-up development projects. Alexandria pioneered this niche in 1994 and has since established a dominant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle Park. Alexandria is known for its high-quality and diverse client tenant base, with approximately 53% of total annualized base rent as of September 30, 2015, generated from investment-grade client tenants – a REIT industry-leading percentage. Alexandria has a longstanding and proven track record of developing Class A assets clustered in urban science and technology campuses that provide its innovative client tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success.

For more information, please visit www.are.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated advantages of the new facility, increased production and scale capacity, development of manufacturing processes and growth in Dimension’s portfolio. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits of the new facility will not be realized; Dimension’s product candidates, including its lead candidate, DTX101, will not successfully be developed or commercialized; and the risks described under the caption “Risk Factors” in Dimension Therapeutics’ Registration Statement on Form S-1 (File No. 333-206911), which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension Therapeutics’ subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension Therapeutics undertakes no duty to update this information unless required by law.

CONTACT:

Justin Jackson, Burns McClellan, on behalf of Dimension Therapeutics, Inc.

212-213-0006, ext.327

jjackson@burnsmc.com